Exhibit B

STELIOS AND POLYS HAJI-IOANNOU COMMENT ON STELMAR

ANNOUNCEMENT

New York, November 15, 2004 - Stelios Haji-Ioannou, founder of Stelmar Shipping Ltd (NYSE:SJH), and Chairman of EasyGroup (which includes EasyJet, Plc) (LSE: EZJ), and Polys Haji-Ioannou issued the following comments:

We will not accept $40 for our shares and neither should any other Stelmar shareholder. We know this Company is worth more and so do others. Actions speak louder than words and just last week we were approached by a leading US investment bank on behalf of a shipping company that offered us $42 per share for our shares and expressed an interest in acquiring the entire Company. We turned this offer down because we are confident that in order to maximize value there needs to be a robust, transparent and competitive process open to all interested strategic buyers, as opposed to negotiating with only one buyer and favoring the interest of a few at the expense of the majority of Stelmar shareholders.

We think the Directors who lead this charade with Fortress (Hartley, Goodfellow and Molaris) should resign if they lose the vote on Tuesday, and the outside Directors should call for new elections of Directors within a month. The Board should stop giving Fortress sweetheart treatment and open up the bidding process to all bidders again, by releasing all previous bidders from their standstill agreements.

This latest pathetic attempt by the Stelmar Board to allow Fortress to steal the full value of the Company has convinced us that they are acting in their own competing self-interest. We believe the disclosure in Stelmar’s proxy about the examples of executive compensation given to them by Fortress is not complete and there is more than meets the eye. Based on our experience from other private equity deals, we suspect they have been promised a piece of the upside which we, as shareholders, will be deprived of.

Do not believe the directors of Stelmar.

These people told you emphatically only last Thursday that accepting $38.55 was in your best interest. Now they are trying to “nickle and dime” their way out of what looks likely to become one of the most embarrassing votes of no confidence any Board has ever faced in US financial history. A cash bid rejected by shareholder vote, without a competing offer.

Whilst not the only measure to judge this offer, we will focus on the one that is favored by management. Since May 14, Stelmar’s peer group1 has appreciated almost 70% vs the 60% that the Fortress offer represents. In other words, Fortress is stealing Stelmar without even paying for a control premium.

[1]	Stelmar’s peer group is TK, OMM, OSG, TNP, GMR, FRO.

Stelios and Polys Haji-Ioannou noted that they intend to vote AGAINST the Fortress transaction and urge their fellow shareholders to do the same. For information about how to vote the GREEN proxy card, Stelmar shareholders can contact Stelios and Polys Haji-Ioannou’s proxy solicitor, MacKenzie Partners, Inc., by calling (212) 929-5500 or toll free at (800) 322-2885. Stelmar shareholders are reminded that if they do not receive a proxy statement and GREEN proxy card from Stelios and Polys Haji-Ioannou, they may contact MacKenzie Partners to request these materials or they may vote AGAINST proposal 1 – the Fortress transaction – on the proxy card provided by Stelmar in its proxy solicitation materials that were sent to shareholders in October, which will have the same effect.

IMPORTANT INFORMATION

Stelshi Holding Ltd. and Stelphi Holding Ltd. have filed a proxy statement as exhibits to their Schedules 13D, as amended, with the Securities and Exchange Commission urging other shareholders of Stelmar Shipping Ltd. to vote against the proposed merger between Stelmar and affiliates of Fortress Investment Group LLC, which has been endorsed by Stelmar’s management in their proxy solicitation distributed to shareholders of Stelmar on Stelmar’s Form 6-K filed on October 15, 2004, in connection with a special meeting of shareholders of Stelmar in relation to the proposed Fortress transaction and other matters that may arise, to be held on November 16, 2004. The proxy statement can be found as Exhibit A to Stelshi’s Schedule 13D/A filed on November 10, 2004 and Stelphi’s Schedule 13D/A was filed on November 12, 2004. Stelshi and Stelphi have also sent a letter to shareholders urging them to vote AGAINST the merger, which contains many of the key points described in greater detail in the proxy statement, and such letter can be found as Exhibit A to their Schedules 13D/A filed with the SEC on November 3, 2004.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

THE PROXY STATEMENT AND THE AFOREMENTIONED LETTER ARE AVAILABLE FOR FREE AT WWW.SEC.GOV, ALONG WITH ANY OTHER RELEVANT DOCUMENTS. YOU MAY ALSO OBTAIN A FREE COPY OF THE PROXY STATEMENT OR THE LETTER BY CONTACTING MACKENZIE PARTNERS AT (212) 929-5500, OR TOLL-FREE AT (800) 322-2885, OR BY SENDING AN EMAIL TO proxy@mackenziepartners.com.

INFORMATION REGARDING THE NAMES OF PERSONS WHO MAY BE DEEMED TO BE PARTICIPANTS IN THIS SOLICITATION OF STELMAR’S SHAREHOLDERS, AND THEIR DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS AVAILABLE IN THE PARTICIPANTS’ SCHEDULES 13D FILED WITH THE SEC, AS AMENDED FROM TIME TO TIME.

Stelshi and Stelphi have retained MacKenzie Partners, Inc., a proxy solicitation firm, in order to assist it in communicating with Stelmar shareholders in connection with Stelmar’s November 16, 2004 special meeting of shareholders to vote on the proposed merger with Fortress. Stelshi and Stelphi urge all Stelmar shareholders to protect the value of their investment by voting against Fortress’ efforts to buy Stelmar at a discounted price.

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Analysts and Institutions Contacts:

Charlie Koons/Mark Harnett

MacKenzie Partners

212-929-5500

Media Contacts:

Joele Frank/Sharon Goldstein

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

jf@joelefrank.com/srg@joelefrank.com